Exhibit 10.2

Private and Confidential

May 9, 2008

Merix Holding (Singapore) Pte Ltd

4 Battery Road

#15-01 Bank of China Building

Singapore 049908

Attention: Mr Robert Grondahl

Dear Sirs,

Bank of America, National Association, (“Bank”), is pleased to inform Merix Holding (Singapore) Pte Ltd (“Borrower”) that the Bank has approved the following banking and credit facility (the “Facility”) as set out below in this letter (this “Advising Letter”), on the following terms and conditions, which are subject to amendments at the Bank’s sole discretion. In line with the Bank’s banking practice in Singapore, the Facility granted by the Bank is uncommitted and, notwithstanding anything to the contrary contained in this Advising Letter or any other document, the Bank reserves the right to vary, reduce, cancel or terminate the Facility at its discretion at any time by giving to Borrower notice of such variation, reduction, cancellation or termination. Upon termination of the Facility in accordance with the terms set out below, the total amount due to the Bank under the Facility will be repayable in accordance with the terms applicable thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the certain Loan and Security Agreement (the “Loan Agreement”) dated as of May 9, 2008 by and among Merix Corporation (“Guarantor”), certain financial institutions party thereto from time to time and Bank of America, N.A., as Agent.

Line of Credit

Within Line:	Multi-currency credit line of US$12,000,000 with tenor up to 1 year

Pricing:	LIBOR + 1.05% p.a.

Interest Rate:	30, 60, 90 or 180 days

Terms and Conditions

1)	Customary for financings of this nature and others appropriate in the judgment of the Bank for transactions of this nature, including, but not limited to the absence of any material adverse change, absence of any pending or threatened litigation, investigation or proceedings, execution and delivery of appropriate Facility documentation including board resolutions or any other evidence of corporate authorization, receipt of all necessary governmental and regulatory approvals.

2)	Subject to fulfillment of all the conditions precedent as may be applicable, each application to use the Facility shall be made as a request by Borrower to the Bank to extend financing on the terms set out or referred to in this Advising Letter. No commitment by the Bank to extend financing shall arise under this Advising Letter until any application by Borrower is accepted by the Bank either expressly or by our extending such financing to Borrower. Such applications shall be made, where applicable, on the Bank’s standard forms and supported by such documentation (in form and substance satisfactory to the Bank) as the Bank may require.

3)	Utilization of the Facility is subject to the Bank’s receipt of the following documents, in the form and substance acceptable to the Bank:

(a)	Borrower’s signed acceptance of this Advising Letter together with a certified true copy of Borrower’ Directors’ Resolutions approving the Facility and authorizing named person(s) to accept the Facility and to sign this Advising Letter for and on behalf of Borrower.

(b)	A certified true copy of Borrower’s Certificate of Incorporation and Memorandum and Articles of Association.

(c)	Duly executed and legally enforceable corporate guarantee from Guarantor, which condition shall be deemed satisfied upon entry into the Loan Agreement.

4)	Borrower undertakes that it will not and will procure that its subsidiaries will not create or permit to subsist any mortgage, charge, security or any other encumbrance over the whole or any part of its or its subsidiaries’ undertaking, assets, properties or revenues, present or future, unless first agreed to in writing by the Bank or unless such mortgage, charge, security or other encumbrance would not cause a Default or Event of Default under the Loan Agreement.

5)	The Facility is to rank pari-passu with all other liabilities (actual or contingent) to Borrower’s other creditors, in terms of security, support and priority subject to liabilities that are preferred by any bankruptcy or other similar laws of general application, and is secured by the guarantee and security interests provided for in the Loan Agreement, and by the Security Documents.

6)	Without prejudice to the rights of the Bank to disclose information relating to Borrower whether under the common law or the Banking Act, Chapter 19 of Singapore (as amended or re-enacted from time to time, the “Banking Act”) or otherwise, by execution of this Advising Letter Borrower hereby authorizes the Bank in writing to disclose to the Bank’s other branches, offices, associated companies, auditors and regulators any information regarding the accounts of Borrower, its financial statements and any other information regarding Borrower’s dealings with the Bank as the Bank may deem fit. This clause is not, and shall not be deemed to constitute, an express or implied agreement by the Bank with Borrower for a higher degree of confidentiality than that prescribed in Section 47 of the Banking Act and in the Third Schedule to the Banking Act.

7)	All sums payable to the Bank in respect of any obligation or liability owed by Borrower under this Advising Letter, whether in respect of principal, interest, fees or other items, shall be paid (i) on demand, (ii) free of any restriction or condition and (iii) free and clear of and (except to the extent required by law) without deduction or withholding for or on account of any Indemnified Tax or Other Tax. If Borrower must at any time deduct or withhold any Indemnified Tax or Other Tax from any sum paid or payable to the Bank under this Advising Letter, Borrower shall pay such additional amount as is necessary to ensure that the Bank receives on the due date and retain a net sum equal to what the Bank would have received and so retained had no such deduction or withholding been required or made.

8)	The financing extended by the Bank pursuant to this Advising Letter will be subject to interest rates, commissions and/or other charges determined by the Bank from time to time.

9)	Borrower is to remain at least a wholly-owned direct or indirect subsidiary company of Guarantor.

10)	Foreign currency borrowings are subject to availability of funds at the time requested.

11)	With respect to any letter of credit or bank guaranty contemplated in this Advising Letter, Borrower will be required to submit additional relevant applications (and be subject to the terms therein) and documents in accordance with the Bank’s standard practice.

12)	An event of default is deemed to have occurred if:

a)	There is any payment default under this Advising Letter;

b)	Any breach of any representations, warranties or covenants under this Advising Letter or any Facility documentation required under paragraph 1 of this Facility Letter;

c)	There occurs an “Event of Default” under the Loan Agreement;

d)	Any of Borrower’s other indebtedness in respect of borrowed money is not paid when due or within any applicable grace period in any agreement relating to that indebtedness, or becomes (or becomes capable of being rendered) due and payable before its normal maturity by reason of a default or event of default;

e)	There occurs, in the opinion of the Bank, a material adverse change in Borrower’s business, assets or condition such that Borrower may not (or may be unable to) perform or comply with any one or more of its obligations under this Facility Letter or any other Facility document; or

f)	The bankruptcy or insolvency of Borrower or Guarantor or initiation of such proceedings.

The occurrence of the any of the above events of default shall make at the option of the Bank, all sums payable under the Facility immediately due and payable.

In the event that default is made in the payment of any sum due hereunder, interest shall accrue on the account in respect of which such default has been made from due date to the date actual payment (as well after as before judgment) at the rate of two per cent (2%) per annum above the cost to the Bank, as conclusively determined by the Bank, of acquiring such funds from such sources and for such periods as the Bank may deem appropriate, and will be due and payable at the end of each such period.

13)	Borrower shall have the right, at any time and on prior written notice to the Bank, to (i) in respect of any part of the Facility that has not then been utilized, cancel all or part of any such unutilized part and (ii) voluntarily prepay any moneys that have been advanced and are outstanding under the Facility, whether in whole or in part.

14)	Borrower shall pay all costs and expenses (including legal fees of external legal advisers) reasonably incurred by the Bank in connection with the preparation, perfection, performance and enforcement of or preservation of rights under this Advising Letter, the corporate guarantee referred to in clause 3(c) above, or any security provided by Borrower or any third party in respect of Borrower’s obligations to the Bank under this Advising Letter.

15)	Utilization of the Facility is subject to compliance with all applicable provisions of the various Monetary Authority of Singapore notices at all times.

16)	Borrower shall pay all Indemnified Taxes and Other Taxes, reserves and fees in respect of this Facility or the transactions contemplated by it.

17)	A person who is not a party to this Contract (other than Guarantor, Merix Asia and Merix Nevada) has no right under the Contracts (Right of Third Parties) Act, Chapter 53B of Singapore to enforce or enjoy the benefit of any term and condition of this Contract.

The Bank trusts that the above is satisfactory to Borrower. Please signify Borrower’s acceptance of the Facility upon the terms and conditions set out in this Advising Letter by signing (by Borrower’s duly authorized signatories) and returning the duplicate of this Advising Letter to the Bank within 14 days from the date of this Advising Letter.

We assure Borrower of the Bank’s best services at all times.

Very truly yours,

/s/ Benjamin Tan Benjamin Tan	/s/ Justina Zeng Justina Zeng
Principal	Associate

[Borrower’s acceptance appears on the following page.]

Acceptance:

Borrower hereby accepts the Facility upon the foregoing terms and conditions and agrees to be bound by and to comply with all of such terms and conditions.

For and On behalf of

Merix Holding (Singapore) Pte Ltd

/s/ Michael D. Burger	Date:	May 9, 2008
Name of Authorized Signatory:

Michael D. Burger
Title: President